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Threshold Pharmaceuticals Reports Third Quarter 2013 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – November 4, 2013 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today reported financial results for the third quarter of 2013. Revenue for the third quarter ended September 30, 2013 was $3.2 million. The operating loss for the third quarter ended September 30, 2013 was $5.2 million. The net income for the third quarter ended September 30, 2013 was $1.2 million, which included the operating loss of $5.2 million and non-cash income of $6.4 million related to the changes in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense). As of September 30, 2013, Threshold had $91.9 million in cash, cash equivalents and marketable securities, with no debt outstanding.

“Our pivotal Phase 3 trial of TH-302 in soft tissue sarcoma has continued to enroll well and we remain on track to complete the enrollment of all 620 patients around the end of this year,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “In addition, early data from studies evaluating TH-302 in combination with antiangiogenics show preliminary signals of activity in patients with treatment-resistant tumors that warrants further investigation. We are also looking forward to reporting data on TH-302 in glioblastoma, multiple myeloma, and advanced leukemias at medical meetings later this year as well as to initiating trials in new indications.”

Third Quarter 2013 Financial and Operational Results

The net income for the third quarter of 2013 was $1.2 million compared to a net loss of $1.0 million for the third quarter of 2012. Included in the net income for the third quarter of 2013 was an operating loss of $5.2 million and non-cash income of $6.4 million compared to an operating loss of $4.0 million and non-cash income of $3.0 million in the net loss for the third quarter of 2012. The non-cash income is related to the change in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense).

Threshold recognized revenue of $3.2 million in the third quarter of 2013 compared to $1.8 million in third quarter of 2012, which related to the amortization of upfront and milestone payments from its global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S. To date, the Company has received $97.5 million in upfront and milestone payments. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone is earned or received. Threshold could receive an additional $12.5 million potential milestone payment in 2013.

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Research and development expenses were $6.4 million for the third quarter of 2013 compared to $4.0 million for the third quarter of 2012. The increase in research and development expenses, net of reimbursement for Merck’s 70% share of total development expenses for TH-302, is due primarily to a $1.5 million increase in clinical development expenses and an increase of $0.7 million in employee related expenses, including a $0.2 million increase in non-cash stock-based compensation expense.

General and administrative expenses were $2.1 million for the third quarter of 2013 versus $1.7 million for the third quarter of 2012. The increase in general and administrative expenses was due primarily to an increase in employee related expenses to support the Company’s ongoing collaboration with Merck, including $0.1 million increase in non-cash stock-based compensation expense.

Non-cash stock-based compensation expense included in total operating expenses was $1.2 million for the third quarter of 2013 versus $0.9 million for the third quarter of 2012. The increase in stock-based compensation expense is due to the amortization of a greater number of options with higher fair values.

As of September 30, 2013, Threshold had $91.9 million in cash, cash equivalents and marketable securities, a decrease of $6.3 million during the third quarter of 2013. The net decrease in cash, cash equivalents and marketable securities during the third quarter of 2013 is primarily due to the Company's operating cash requirements for the third quarter of 2013, partially offset by receipt of $2.5 million from Merck for its 70% share of total development expenses for TH-302 for the second quarter of 2013, as well as $1.3 million from the exercise of warrants and stock options.

Third Quarter 2013 Key Achievements

In August 2013, Threshold announced the initiation of a single-arm, multi-center Phase 2 trial investigating the clinical efficacy and safety of TH-302 administered in up to 40 patients with advanced melanoma. The primary endpoint is three-month progression-free survival. Secondary endpoints include response rate, duration of response, overall survival, safety and evaluation of potential imaging, serum, and tissue biomarkers that may be associated with tumor response and predict efficacy and safety of TH-302 therapy.

In October 2013, Threshold announced early clinical data from two single-arm, open-label Phase 1 trials evaluating TH-302 in combination with antiangiogenic agents for the treatment of advanced solid tumors. New data from an investigator-sponsored trial (Study 4001) in patients with advanced solid tumors showed that combination treatment with TH-302 plus Votrient® (pazopanib) achieved a clinical benefit rate of 76% (partial response rate of 12% plus stable disease rate of 64%). Updated data from a company-sponsored trial (Study 410) in patients with renal cell carcinoma (RCC) and gastrointestinal stromal tumors (GIST) showed that three of eight patients with RCC and one of four patients with GIST achieved partial responses to treatment with TH-302 plus Sutent® (sunitinib). Results for Studies 410 and 4001 were presented at the 2013 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston, Massachusetts (Abstracts #B77 and #C61, respectively).

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Preclinical data on the combination of TH-302 with Gemzar® (gemcitabine) and Abraxane® (nab-paclitaxel) in xenograft models of pancreatic cancer were also presented at the meeting (Abstract #C287). Greater anti-tumor activity was associated with the “triplet” combination of TH-302 plus gemcitabine plus nab-paclitaxel compared with that of the “doublet” combination of gemcitabine plus nab-paclitaxel. No additive hematological toxicity or peripheral neuropathy was observed with the triplet as compared with the doublet.

In October 2013 at the annual meeting of the Sarcoma Alliance through Collaboration and Research (SARC) in New York, NY, William D. Tap, M.D., Section Chief, Sarcoma Oncology at Memorial Sloan-Kettering Cancer Center and Principle Investigator of the Phase 3 trial of TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma (Study 406) provided an update on enrollment. A total of 517 patients were enrolled in mid-October as reported by Dr. Tap on October 31, 2013; a total of 620 patients are expected to be enrolled.

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of soft tissue sarcoma and pancreatic cancer. TH-302 is also being investigated in hematological malignancies and in combination with other therapies in a variety of solid tumors.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

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Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the timing of enrollment of the Phase 3 trial of TH-302 in patients with advanced soft tissue sarcoma, a potential milestone payment from Merck KGaA, potential commencement of clinical trials for new indications, other potential clinical trial results and potential therapeutic uses and benefits of TH-302 to treat patients with soft tissue sarcoma, multiple myeloma, gastrointestinal stromal tumors, renal cell carcinoma, or other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability to enroll or complete anticipated clinical trials, potential disagreements with Merck KGaA regarding the commencement of additional clinical trials or milestone payments, the time and expense required to conduct such clinical trials and analyze data, whether later trials confirm the results of earlier trials, whether the Phase 3 trial data is sufficient to support regulatory approval to market TH-302, and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on August 1, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors”. We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

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THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenue	$3,181	$1,797	$9,283	$3,846

Operating expenses
Research and development	6,350	4,039	20,801	12,623
General and administrative	2,051	1,741	6,732	5,229
Total Operating Expenses	8,401	5,780	27,533	17,852

Loss from operations	(5,220)	(3,983)	(18,250)	(14,006)

Interest income (expense), net	34	25	104	55
Other income (expense) (1)	6,379	2,967	(2,559)	(85,572)
Income (loss) before provision for taxes	1,193	(991)	(20,705)	(99,523)
Provision for income taxes	17	-	121	-
Net Income (loss)	$1,176	$(991)	$(20,826)	$(99,523)

Net income (loss) per common share
Basic	$0.02	$(0.02)	$(0.36)	$(1.86)
Diluted	$(0.08)	$(0.06)	$(0.36)	$(1.86)

Weighted-average shares used in per common
share calculation:
Basic	58,542	55,654	57,362	53,516
Diluted	63,561	64,405	59,871	53,516

(1)	Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

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THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$91,914	$70,848
Collaboration Receivable	5,545	15,635
Prepaid expenses and other current assets	1,819	1,167
Property and equipment, net	708	812
Other assets	1,059	1,059
Total assets	$101,045	$89,521

Liabilities and stockholders' equity

Total current liabilities (2)	$24,877	$17,451
Deferred Revenue	69,628	53,097
Long-term liabilities (3)	24,040	32,826
Stockholders' equity (deficit)	(17,500)	(13,853)
Total liabilities and stockholders' equity (deficit)	$101,045	$89,521

(1)	Derived from audited financial statements

(2)	Amount includes current portion of deferred revenue of $12.7 million and $8.5 million as of September 30, 2013 and December 31, 2012, respectively.

(3)	Includes as of September 30, 2013 and December 31, 2013, $23.8 million and $32.6 million of warrant liability, respectively.